EXHIBIT 99.1

AT SCHAWK, INC.:                                                                           AT DRESNER CORPORATE SERVICES:
James J. Patterson                                                                               Investors:                      Philip Kranz
Sr. VP and CFO                                                                                                                            312-780-7240
847-827-9494	pkranz@dresnerco.com
jpatterson@schawk.com

SCHAWK ANNOUNCES RECORD EARNINGS
FOR SECOND-QUARTER AND FIRST SIX-MONTH PERIODS OF 2007

•	Continued margin improvement during the quarter leads to earnings growth
•	Operating margin increases to 13.7% versus 12.1% in the second quarter
•	Earnings Per Share increases 18.8% in the second quarter and 27.5% from continuing operations for the first six months of 2007
•	Strong cash flow in the second-quarter and six-month periods reduced debt to 30.7% debt to total capital - lowest level since 2004

Des Plaines, IL, July 31, 2007—Schawk, Inc. (NYSE:  SGK), one of the world’s leading providers of digital imaging graphic services to the consumer products and brand imaging markets, today reported second-quarter 2007 earnings of $0.38 per fully diluted share compared to $0.32 per fully diluted share in the second quarter of 2006, an increase of 18.8 percent.  Earnings during the second quarter of 2007 included a benefit of $0.02 related to the gain on the sale of a building during the quarter, while earnings during the second quarter of 2006 included the benefit of $0.05 in connection with a reserve reversal from litigation settlement and a reduction of $0.01 due to acquisition integration expenses.  Excluding the aforementioned nonrecurring items, second-quarter 2007 earnings were $0.36 per fully diluted share compared to $0.28 per fully diluted share on the same basis for the second quarter of 2006, an increase of 28.6 percent.

For the six months ended June 30, 2007, the Company reported earnings per fully diluted share from continuing operations of $0.65 compared to $0.51 in the first six months of 2006, an increase of 27.5 percent.  Earnings per fully diluted share from continuing operations during the first six months of 2007 included a benefit of $0.02 related to the gain on the sale of a building during the second quarter, as noted above, while earnings per fully diluted share from continuing operations during the six-month period of 2006 included the benefit of $0.05 in connection with a reserve reversal from litigation settlement, as noted above, and a reduction of $0.02 due to acquisition integration expenses for the 2006 six-month period.  Excluding the aforementioned nonrecurring items, the first six months of 2007 earnings per fully diluted share were $0.62 compared to $0.48 per fully diluted share on the same basis for the first six months of 2006, an increase of 29.2 percent.

Note: All of the following comments are for continuing operations unless indicated otherwise.  Also, see table for reconciliation of Non-GAAP measures.

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Schawk Inc. Second-Quarter 2007 Results

Consolidated Results for Three Months Ended June 30, 2007
Sales in the second quarter of 2007 increased 2.2 percent to $143.1 million from $140.1 million in the same period of 2006.  The Company experienced strong sales increases in its consumer products packaging accounts, which increased approximately 11 percent, offset by lower sales in its retail advertising accounts, which were lower approximately 15 percent.  The sales increases with consumer products companies were a result of new business wins previously announced over the past 12 months, as well as from general strengthening of the market as compared to a weaker 2006.  Retail advertising accounts, which represent a smaller percentage of the Company’s business than consumer products packaging accounts, experienced lower second-quarter revenue as compared to the prior-year period primarily as a result of the loss of a retail account which had contributed $4.1 million in revenue in the 2006 second quarter.  Other retail advertising accounts were also soft in the second quarter of 2007 as compared to the prior-year period, particularly because of fewer newspaper ads.

Gross margin increased to 36.5 percent in the second quarter of 2007 from 35.5 percent in the prior-year second quarter primarily due to increased sales and efficiency efforts throughout the Company over the past 12 months.

As mentioned above, the current quarter benefited from a $1.1 million gain on the sale of a building, which is included in the selling, general, and administrative (SG&A) expense line of the statement of operations.  Excluding the gain on the sale of the building, Schawk reduced SG&A $0.9 million during the 2007 second quarter over the same period in 2006, as the Company benefited from reduced costs from completing the integration of acquisitions in Europe and the United States as compared to a year ago.  SG&A (excluding the gain on the sale of the building) as a percentage of sales decreased to 23.6 percent compared to 24.7 percent in the prior-year second quarter.

Operating income increased to $19.6 million in the second quarter of 2007 from $17.0 million in the prior-year second quarter.  Operating margin was 13.7 percent compared to 12.1 percent in the 2006 second quarter.  Excluding the gain on the sale of the building, the reserve reversal in connection with the lawsuit settlement and acquisition integration expenses, operating income in the second quarter increased to $18.5 million in 2007 from $15.1 million in the same period of 2006, and operating margin increased to 12.9 percent from 10.8 percent, respectively.  The increase in operating income and margin was primarily caused by reduced cost of sales, reduced SG&A expenses and increased sales as discussed above.

Other income (expense) consisted of interest expense net of interest income in both periods presented.  Second-quarter 2007 net interest expense decreased to $2.4 million from $2.7 million in the 2006 second quarter.  The decrease in interest expense is a result of utilizing a portion of cash flows to reduce debt levels in the current quarter as compared to the higher debt levels in the same period of last year.

The income tax provision for the second quarter of 2007 is at an effective rate of 38.4 percent, comparable to the 37.7 percent effective tax rate in the 2006 second quarter.  The higher tax rate reflects the effect of higher profits in higher tax jurisdictions as compared to the prior year.

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Schawk Inc. Second-Quarter 2007 Results

Second-quarter 2007 income from continuing operations increased to $10.6 million from $8.9 million in the prior-year second quarter as a result of items previously discussed.

Net income was $10.6 million in the second quarter of 2007 compared to $9.0 million in the second quarter of 2006.  Excluding the gain on the sale of the building, the reserve reversal in connection with the lawsuit settlement and acquisition integration expenses, net income was $9.9 million in the current quarter compared to $7.8 million in the second quarter of 2006, an increase of 26.9 percent.

Consolidated Results for Six Months Ended June 30, 2007
For the six-month period ended June 30, 2007, net sales were approximately the same as the prior year at $274.0 million compared to $273.8 million.  Increased revenue from consumer products packaging accounts was offset by lower retail advertising account revenue as described above.

Gross margin for the first six months of 2007 increased to 36.4 percent from 34.9 percent in the prior-year six-month period, an increase of 150 basis points.  Gross margin increased due to efficiency improvement efforts throughout the organization and completion of acquisition integration activities during the past 12 months.

Operating income increased to $33.7 million for the six months ended June 30, 2007, compared to $27.9 million in the same period last year.  Excluding the one-time charges and benefits discussed above, operating income for the first six months of 2007 was $32.6 million versus $26.5 million for the same period of 2006, an increase of 23.0 percent.

Operating margin for the 2007 six-month period was 12.3 percent compared to 10.2 percent for the prior-year period.  Excluding the one-time charges and benefits discussed above, the operating margin was 11.9 percent for the current six-month period versus 9.7 percent in the same period of 2006, an increase of 220 basis points.  The higher operating results for the year-to-date period were due to the reasons detailed above, including the benefit of the lower cost structure in Europe as a result of the completion of integration activities, which is generating significantly improved results as compared to a year ago.

Other income (expense) consisted of interest expense net of interest income in both six-month periods presented.  Net interest expense in the first six months of 2007 decreased to $4.7 million compared to $5.1 million in the comparable prior-year period, primarily as a result of utilizing a portion of cash flows to reduce debt levels and interest expense.

Income tax expense for the first half of 2007 was at an effective rate of 38.6 percent versus 37.8 percent for the prior-year period.  The Company currently anticipates that the effective tax rate will be in the range of 38.0 percent to 38.6 percent for the full year of 2007.

For the first six months of 2007, income from continuing operations was $17.8 million compared to $14.1 million in the prior-year six-month period, while net income in the first six months of 2007 increased 29.0 percent to $17.8 million compared to $13.8 million in the prior-year six-

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Schawk Inc. Second-Quarter 2007 Results

month period.  Efficiency and innovation efforts over the past 12 months led to the improvement in the 2007 period versus the 2006 period.

Other Information
Depreciation and amortization expense was $6.2 million for the second quarter of 2007 compared to $6.0 million in the prior-year second quarter.  For the 2007 six-month period, depreciation and amortization expense was $12.2 million compared to $12.5 million for the prior-year six-month period.

Capital expenditures in the second quarter of 2007 were $5.1 million compared to $7.2 million in the same period of 2006.  For the first six months of 2007, capital expenditures were $10.8 million compared to $12.8 million in the prior-year period.  The decrease in capital expenditures is due in part to less spending on accounting systems in 2007 as compared to 2006.

The Company’s balance sheet as of June 30, 2007, improved compared to the year ended December 31, 2006, through a $12.7 million reduction in debt.  The percentage of total debt to equity improved to 44.3 percent from 53.2 percent.  In addition, the percentage of total debt to total capital improved to 30.7 percent as of June 30, 2007, from 34.7 percent at December 31, 2006.  The Company also had approximately $55 million of outstanding borrowings on its revolving credit facility and $60 million of additional availability as of June 30, 2007.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “Our record results for the second quarter of 2007 confirm what we have been saying – with the integration of our large acquisition completed, we are on our way towards achieving our aggressive operating margin goal of 12.6 percent for the full year of 2007.

“During the second quarter, our European operations continued to improve, generating significantly more operating income than in the prior-year second quarter. Sales for the quarter were up modestly, however, our consumer products packaging accounts were up approximately 11 percent due to stronger volumes overall compared to a weak second quarter last year and due to previously announced new business wins.  Offsetting these improved sales were lower revenue with our retail advertising accounts that were off approximately 15 percent in the quarter.  With the completion of our integration efforts at the end of 2006, reduced SG&A expenses also favorably affected our results, and we believe this will continue to have a positive impact on results for the remainder of 2007.

“On the business development front, during the quarter we were awarded prepress, printing, and fulfillment services from a national restaurant chain operator. We have also been awarded additional brands from a current leading consumer health products client in the U.S. and promotional work for a leading European retailer.  Our innovation initiatives are resonating with our clients and in the markets we serve.  Moreover, our internal product development activities, including designing solutions for our global clients, are more active than ever before.

“We continue to work to reduce environmental impact.  As part of our culture and corporate pledge, Schawk is committed to driving sustainability initiatives and programs in our own

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Schawk Inc. Second-Quarter 2007 Results

offices. We are also committed to helping our clients achieve their corporate social responsibility and sustainability goals by sharing our expertise and broad spectrum of capabilities with them not only to reduce the amount of their packaging materials but their overall production impact as well.”

Mr. Schawk concluded, “With a focus on increasing sales and containing costs, as well as making additional acquisitions, we are committed to continue to bring innovative ideas to the market we serve and deliver solid results for our shareholders, clients and employees.”

Conference Call
Schawk invites you to join its second-quarter 2007 earnings conference call today at 9:30 a.m. central time.  Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and chief operating officer, and James J. Patterson, senior vice president and chief financial officer.  To participate in the call, please dial 800-510-9836 or 617-614-3670 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1601657.  If you are unavailable to participate on the live call, a replay will be available through August 7, 2007 at 11:59 p.m. central time.  To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 16141225, and follow the prompts.  The replay will also be available on the Internet for 30 days at the following address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1601657

About Schawk, Inc.
Schawk, Inc., headquartered in suburban Chicago, is one of the world’s largest independent brand image solutions companies.  Schawk delivers a broad range of digital pre-media graphic services through 151 locations in 12 countries across North America, Europe, Asia and Australia.  Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials.  Schawk provides its services to the food, beverage, health & beauty, pharmaceutical, home care and consumer products industries.  For more information, visit www.schawk.com.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, higher than expected costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and  exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Financial Tables to Follow

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Schawk Inc. Second-Quarter 2007 Results

Schawk, Inc.
Consolidated Statements of Operations
Three Months Ended June 30, 2007 and 2006
(Unaudited)
(In Thousands, Except Share Amounts)

	2007	2006

Net sales	$143,126	$140,095
Cost of sales	90,870	90,339
Selling, general, and administrative expenses	32,639	34,665
Acquisition integration expenses	—	228
Reserve reversal from litigation settlement	—	(2,120)
Operating income	19,617	16,983

Other income (expense):
Interest income	—	77
Interest expense	(2,407)	(2,738)
	(2,407)	(2,661)

Income from continuing operations before income taxes	17,210	14,322

Income tax provision	6,607	5,396

Income from continuing operations	10,603	8,926

Income from discontinued operations, net of tax expense of $26	—	44

Net income	$10,603	$8,970

Earnings per share:
Basic:
Income from continuing operations	$0.40	$0.34
Income from discontinued operations	—	0.00
Net income per common share	$0.40	$0.34

Diluted:
Income from continuing operations	$0.38	$0.32
Income from discontinued operations	—	0.00
Net income per common share	$0.38	$0.32

Weighted average number of common and common equivalent shares outstanding:
Basic	26,793	26,441
Diluted	27,656	27,798

Dividends per common share	$0.0325	$0.0325

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Schawk Inc. Second-Quarter 2007 Results

Schawk, Inc.
 Consolidated Statements of Operations
Six Months Ended June 30, 2007 and 2006
(Unaudited)
(In Thousands, Except Share Amounts)

	2007	2006

Net sales	$274,010	$273,849
Cost of sales	174,396	178,377
Selling, general, and administrative expenses	65,879	68,981
Acquisition integration expenses	—	758
Reserve reversal from litigation settlement	—	(2,120)
Operating income	33,735	27,853

Other income (expense):
Interest income	90	196
Interest expense	(4,830)	(5,319)
	(4,740)	(5,123)

Income from continuing operations before income taxes	28,995	22,730

Income tax provision	11,205	8,589

Income from continuing operations	17,790	14,141

Loss from discontinued operations, net of tax benefit of $240	—	(389)

Net income	$17,790	$13,752

Earnings per share:
Basic:
Income from continuing operations	$0.67	$0.54
Loss from discontinued operations	—	(0.02)
Net income per common share	$0.67	$0.52

Diluted:
Income from continuing operations	$0.65	$0.51
Loss from discontinued operations	—	(0.01)
Net income per common share	$0.65	$0.50

Weighted average number of common and common equivalent shares outstanding:
Basic	26,700	26,312
Diluted	27,544	27,777

Dividends per common share	$0.065	$0.065

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Schawk Inc. Second-Quarter 2007 Results

Schawk, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Amounts)

	June 30, 2007 (Unaudited)	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$9,214	$10,177
Trade accounts receivable, less allowance for doubtful accounts of $2,188 at June 30, 2007 and $4,621 at December 31, 2006	126,527	127,627
Inventories	23,369	23,575
Prepaid expenses and other	12,544	10,171
Deferred income taxes	8,646	8,580
Total current assets	180,300	180,130

Property and equipment, less accumulated depreciation of $90,109 at June 30, 2007 and $82,256 at December 31, 2006	82,101	82,227
Goodwill	245,181	235,501
Intangible assets, net	35,147	35,755
Other assets	4,822	4,633
Total assets	$547,551	$538,246

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$19,564	$26,522
Accrued expenses	48,674	51,489
Income taxes payable	17,815	10,249
Current portion of long-term debt and capital lease obligations	3,598	2,177
Total current liabilities	89,651	90,437

Long-term debt	126,606	140,751
Capital lease obligations	3	12
Other liabilities	22,744	23,461
Deferred income taxes	14,712	14,657

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,304,673 and 28,989,013 shares issued at June 30, 2007 and December 31, 2006, respectively; 26,869,315 and 26,555,119 shares outstanding at June 30, 2007 and December 31, 2006, respectively	232	229
Additional paid-in capital	182,133	178,415
Retained earnings	128,206	113,365
Accumulated comprehensive income	12,453	6,079
	323,024	298,088
Treasury stock, at cost, 2,435,358 and 2,433,894 shares of common stock at June 30, 2007 and December 31, 2006, respectively	(29,189)	(29,160)
Total stockholders’ equity	293,835	268,928
Total liabilities and stockholders’ equity	$547,551	$538,246

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Schawk Inc. Second-Quarter 2007 Results

Schawk, Inc.
Regulation G: Reconciliation of Non-GAAP measures to GAAP
Three Months Ended June 30, 2007 and 2006
(In thousands, Except Share Amounts)

	Three Months Ended	Three Months Ended
	June 30, 2007	June 30, 2006

Operating income per GAAP	$19,617	$16,983
Plus: Acquisition integration expenses (Non-GAAP)	--	228
Less: Gain on sale of Orlando facility (Non-GAAP)	(1,110)	—
Less: Reserve reversal from lawsuit settlement (Non-GAAP)	—	(2,120)
Operating income before acquisition integration expenses, gain on sale of facility and reserve reversal from lawsuit settlement (Non-GAAP)	$18,507	$15,091
Income from continuing operations before income taxes per GAAP	$17,210	$14,322
Plus: Acquisition integration and restructuring expenses (Non-GAAP)	—	228
Less: Gain on sale of Orlando facility (Non-GAAP)	(1,110)	—
Less: Reserve reversal from lawsuit settlement (Non-GAAP)	—	(2,120)
Income from continuing operations before income taxes, integration expenses, gain on sale of facility and reserve reversal from litigation settlement (Non-GAAP)	16,100	12,430
Income tax provision on Non-GAAP income from continuing operations	6,182	4,686
Income from continuing operations before integration expenses, gain on sale of facility and reserve reversal from litigation settlement (Non-GAAP)	$9,918	$7,744

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,656	27,798

Earnings per share fully diluted from continuing operations before acquisition integration expenses, gain on sale of facility and reserve reversal from litigation settlement (Non-GAAP)	$0.36	$0.28
Less: Acquisition integration and restructuring expenses after tax per share fully diluted (Non-GAAP)	—	(0.01)
Plus: Gain on sale of Orlando facility after tax per share fully diluted (Non-GAAP)	0.02	—
Plus: Reserve reversal from lawsuit settlement after tax per share fully diluted (Non-GAAP)	—	0.05

Earnings per share fully diluted from continuing operations per GAAP	$0.38	$0.32

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Schawk Inc. Second-Quarter 2007 Results

Schawk, Inc.
Regulation G: Reconciliation of Non-GAAP measures to GAAP
Six Months Ended June 30, 2007 and 2006
(In thousands, Except Share Amounts)

	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006

Operating income per GAAP	$33,735	$27,853
Plus: Acquisition integration expenses (Non-GAAP)	—	758
Less: Gain on sale of Orlando facility (Non-GAAP)	(1,110)	—
Less: Reserve reversal from lawsuit settlement (Non-GAAP)	—	(2,120)
Operating income before acquisition integration expenses, gain on sale of facility and reserve reversal from lawsuit settlement (Non-GAAP)	$32,625	$26,491
Income from continuing operations before income taxes per GAAP	$28,995	$22,730
Plus: Acquisition integration and restructuring expenses (Non-GAAP)	—	758
Less: Gain on sale of Orlando facility (Non-GAAP)	(1,110)	—
Less: Reserve reversal from lawsuit settlement (Non-GAAP)	—	(2,120)
Income from continuing operations before income taxes, integration expenses, gain on sale of facility and reserve reversal from litigation settlement (Non-GAAP)	27,885	21,368
Income tax provision on Non-GAAP income from continuing operations	10,764	8,077
Income from continuing operations before integration expenses, gain on sale of facility and reserve reversal from litigation settlement (Non-GAAP)	$17,121	$13,291

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,544	27,777

Earnings per share fully diluted from continuing operations before acquisition integration expenses, gain on sale of facility and reserve reversal from litigation settlement (Non-GAAP)	$0.62	$0.48
Less: Acquisition integration and restructuring expenses after tax per share fully diluted (Non-GAAP)	—	(0.02)
Plus: Gain on sale of Orlando facility after tax per share fully diluted (Non-GAAP)	0.03	—
Plus: Reserve reversal from lawsuit settlement after tax per share fully diluted (Non-GAAP)	—	0.05

Earnings per share fully diluted from continuing operations per GAAP	$0.65	$0.51

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